EXHIBIT 99.1

Greif, Inc. Subsidiary Agrees to Sell Florida Timberland Assets

CONTACT:

Deb Strohmaier, APR

Director, Communications

Greif, Inc.,

(740) 549-6074

debra.strohmaier@greif.com

DELAWARE, Ohio — March 28, 2005 — Greif, Inc. (NYSE: GEF, GEF.B) has entered into agreements to sell approximately 56,000 acres of timberland and associated assets located in Florida, together with certain parcels located in surrounding states, to Plum Creek Timber Company, Inc. The assets are owned by Soterra LLC, a Greif subsidiary.

Plum Creek is one of the nation’s largest private timberland owners with approximately 8 million acres of timberlands in major timber producing regions of the United States.

According to the agreements, Plum Creek will pay approximately $90 million, subject to closing adjustments, for the timber, timberland and related assets. The agreement is subject to conditions of due diligence including title and environmental assessments.

Greif expects the transactions to close in several installments, with the first installment being completed in late April or May, and involving the sale of timber, timberland and associated assets for approximately $50 million. This transaction will be paid primarily in the form of a 15-year installment note that will be used as collateral in a securitization transaction, with the proceeds used for general corporate purposes. The remaining sale transactions are expected to take place during Greif’s 2006 fiscal year, and it is currently anticipated that the tax-deferred proceeds of those transactions will be used to acquire timber properties in proximity to existing Soterra holdings.

Currently, Soterra LLC owns and actively manages about 281,000 acres of timber properties in Alabama, Arkansas, Florida and Louisiana, and owns about 35,000 acres in Canada. The sale to Plum Creek includes all of Soterra’s holdings in Florida.

Greif, Inc. is the world leader in industrial packaging products and services. The Company provides extensive experience in steel, plastic, fibre, corrugated and multiwall containers and protective packaging for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. Greif is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the Company’s Web site at http://www.greif.com.